Exhibit 4.5

DELEK US HOLDINGS, INC.
2016 LONG-TERM INCENTIVE PLAN

(As Established Effective as of May 5, 2016)
(As Amended under the Assumption and Amendment Agreement, effective as of July 1, 2017)

1.Objectives. The Delek US Holdings, Inc. 2016 Long-Term Incentive Plan (the “Plan”) is designed to attract and retain nonemployee directors, employees and consultants and reward them for making contributions to the success of Delek US Holdings, Inc. and its Subsidiaries (as hereinafter defined). These objectives are to be accomplished by making awards under the Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company.
2.    Definitions. As used herein, the terms set forth below shall have the following respective meanings:
“Award” means an Employee Award, a Director Award, or a Consultant Award.
“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made effective without execution. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.
“Board” means the Board of Directors of the Company. “Cash Award” means an Award denominated in cash.
“Cause” shall have the meaning ascribed to such term in any employment agreement between the Company and the Participant or, if there is no employment agreement or such term is not defined in the employment agreement, then, for the purposes hereof, the term “Cause” shall mean the Participant’s (i) fraud, gross negligence or willful misconduct involving the Company or its affiliates, (ii) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude, or (iii) material breach of any written agreement between the Participant and the Company or any of its affiliates.
“Change in Control” shall mean: (i) any “person” (as defined in Section 13(h)(8)(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or any successor to all or substantially all of the Company’s assets) representing more than 30% of the combined voting power of the Company’s (or such successor’s) then outstanding voting securities that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company (or such successor) in the ordinary course of business); (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than 51% of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; (iii) all or substantially all of the assets of the Company are sold, exchanged or otherwise transferred; (iv) the Company’s stockholders approve a plan of liquidation or dissolution of the Company; or (v) during any 1 2 month period, Continuing Directors cease for any reason to constitute at least a majority of the Board. For this purpose, a “Continuing Director” is any person who as of the date hereof was a member of the Board, or any person first elected to the Board after the date hereof whose election, or the nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Continuing Directors then in office, but excluding any person (A) initially appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than the Board, or (B) designated by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) ) who has entered into an agreement with the Company to effect a transaction described in (i) through (iv) above.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means such committee of the Board as is designated by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
“Company” means Delek US Holdings, Inc., a Delaware corporation (formerly Delek Holdco, Inc, a Delaware corporation), or any successor thereto.
“Consultant” means a person other than an Employee or a Nonemployee Director providing bona fide services to the Company or any of its Subsidiaries as a consultant or advisor, as applicable, provided that such person is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company.
“Consultant Award” means the grant of any NQSO, SAR, Stock Award, Performance Award or Cash Award, whether granted singly, in combination or in tandem, to a Consultant pursuant to such applicable terms, conditions and limitations as may be established in order to fulfill the objectives of the Plan.
“Director” means an individual serving as a member of the Board.
“Director Award” means the grant of any NQSO, SAR, Stock Award, Performance Award or Cash Award, whether granted singly, in combination, or in tandem, to a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as may be established in order to fulfill the objectives of the Plan.
“Disability” shall mean the inability of Participant to perform the customary duties of the Participant’s employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness which is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.
“Employee” means any person who is receiving remuneration for personal services (or could be receiving remuneration except for an authorized leave of absence) as an employee of the Company or any of its Subsidiaries.
“Employee Award” means the grant of any form of Stock Option, SAR, Stock Award, Performance Award or Cash Award, whether granted singly, in combination or in tandem, to an Employee pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
“Fair Market Value” or “FMV” of a share of Common Stock means, as of a particular date, (i)(A) if the shares of Common Stock are listed on a national securities exchange, the last reported sales price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the exchange at the time of exercise or other relevant event (as determined under procedures established by the Committee), or (B) if the shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or (ii) if applicable, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan and as approved by the Committee.
“Good Reason” shall have the meaning ascribed to such term in any employment agreement between the Company and the Participant or, if there is no employment agreement or such term is not defined in the employment agreement, then, for the purposes hereof, the term “Good Reason” shall mean following the occurrence of a Change in Control, (A) the Company materially breaches any employment agreement between the Company and the Participant, (B) the Company significantly reduces the scope of Participant’s position, duties and responsibilities, (C) the Company significantly reduces the Participant’s base compensation, other than as part of a base compensation reduction plan generally applicable to other similarly situated employees, or (D) the Company relocates the Participant’s principal place of employment more than 50 miles from its location prior to such Change in Control. In order to constitute Good Reason, the Participant must give notice to the Company within 90 days of the occurrence of the initial event giving rise to the claim for Good Reason, must give the Company at least 30 days in which to cure such condition, and if the condition is not cured must resign within 30 days of the expiration of such cure period.
“Incentive Stock Option” or “ISO” means a Stock Option that is intended to comply with Section 422 of the Code. “Nonemployee Director” means an individual serving as a member of the Board who is not an Employee.
“Nonqualified Stock Option” or “NQSO” means a Stock Option that is not an Incentive Stock Option.

“Participant” means an Employee, Nonemployee Director, or Consultant to whom an Award has been made under this Plan.
“Performance Award” means an Award made pursuant to this Plan that is subject to the attainment in the future of one or more Performance Goals.
“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whethera Performance Award shall be earned.
“Prior Plan” means the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan, as amended and restated May 4, 2010 and thereafter amended, and any other stock incentive plans of the Company under which awards are outstanding or under which shares have been reserved but not yet used.
“Qualified Performance Award” means a Performance Award made to a Participant who is an Employee that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as described in Paragraph 7(a)(v)(B) of the Plan.
“Restricted Stock” means Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit” or “RSU” means a Stock Unit that is restricted or subject to forfeiture provisions.
“Restriction Period” means a period of time beginning as of the date of grant of an Award of Restricted Stock or Restricted Stock Units and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.
“Stock Award” means an Award consisting of Common Stock or Stock Units, including the award of Restricted Stock or RSUs.
“Stock Appreciation Right” or “SAR” means the right to receive a payment, in cash or Common Stock, equal to the excess of the FMV or other specified valuation of a number of shares of Common Stock on the date the stock appreciation right is exercised over a specific strike price, in each case as determined by the Committee.
“Stock Based Awards Limitations” means the limitations applied to any awards granted hereunder as described in Paragraphs 7(b)(i) and (iii) and Paragraph (b)8(b) of the Plan.
“Stock Option” means a right to purchase a specified number of shares of Common Stock at a specified exercise price, which right may be an ISO or a NQSO.
“Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock (as determined by the Committee or the Board), which, in the discretion of the Committee, may be restricted or subject to forfeiture provisions.
“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise), and (iii) any other corporation, partnership or other entity that is a “subsidiary” of the Company within the meaning of Rule 405 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.
3.    Eligibility.
(a)    Employees. Employees and individuals who have agreed to become Employees are eligible for an Employee Award under this Plan.
(b)    Directors. Nonemployee Directors are eligible for the grant of Director Awards under this Plan.
(c)    Consultants. Consultants are eligible for the grant of Consultant Awards under this Plan.

4.    Common Stock Available for Awards. Subject to the provisions of Paragraph 16 hereof, there shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 4,400,000 shares of Common Stock (the “Maximum Share Limit”), all of which may be used for the granting of ISOs. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file required documents with governmental authorities and stock exchanges and transaction reporting systems, to make shares of Common Stock available for issuance pursuant to Awards. Each Award settled in shares of Common Stock other than a Stock Option or SAR shall be counted against the Maximum Share Limit as 2.28 shares and each Stock Option or SAR shall be counted against the Maximum Share Limit as one share. Common Stock related to Awards under this Plan or the Prior Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock, shall immediately become available for Awards hereunder and the Maximum Share Limit shall be increased by the same amount as such shares of Common Stock were counted against the Maximum Share Limit (or with respect to Awards granted under the Prior Plan, as one share of Common Stock per share subject to the Award). Shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of the exercise price or minimum withholding taxes related to the vesting or settlement of an Award shall become available again for Awards under the Plan. F or the avoidance of doubt, only the net number of shares of Common Stock issued on the settlement of a SAR or the net settlement of a Stock Option will count against the Maximum Share Limit. Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Maximum Share Limit or any sub limit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement.
5.    Administration.
(a)    This Plan shall be administered by the Committee except as otherwise provided herein.
(b)    Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules , regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award or Consultant Award, accelerate the vesting or exercisability of an Employee Award or Consultant Award, eliminate or make less restrictive any restrictions applicable to an Employee Award or Consultant Award, waive any restriction or other provision of this Plan (insofar as such provision related to Employee Awards or Consultant Awards) or an Employee Award or Consultant Award or otherwise amend or modify an Employee Award or Consultant Award in any manner that is either (i) not materially adverse to the Participant to whom such an Employee Award or Consultant Award was granted or (ii) consented to by such Participant. Notwithstanding anything herein to the contrary, except as expressly provided by the adjustment provisions of Paragraph 16, without the approval of the Company’s stockholders, Stock Options and SARs issued under the Plan will not be (i) repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted Stock Option or SAR or (ii) canceled in exchange for cash or other Awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provisions of Paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute. The Committee shall establish the vesting schedule, if any, for each Award.
(c)    The Board shall have the same powers, duties, and authority to administer the Plan with respect to Director Awards as the Committee retains with respect to Employee Awards and Consultant Awards.

6.    Delegation of Authority. Subject to the requirements of applicable law, the Board or Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. Reference herein to the Committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee. The Board or Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.
7.    Employee Awards and Consultant Awards.
(a)    The Committee (or other committee to whom such authority is delegated under Paragraph 6 above) shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time Employees who are to be recipients of such Awards. Each Employee Award made hereunder may, in the discretion of the Committee, be embodied in an Award Agreement, which shall contain such terms, conditions, performance requirements and limitations as shall be determined by the Committee in its sole discretion and shall, if required by the Committee, be signed by the Participant to whom the Employee Award is granted and signed for and on behalf of the Company. Employee Awards may consist of those listed in this Paragraph 7 and may be granted singly, in combination or in tandem. Employee Awards may also be granted in combination or in tandem with, in replacement of (subject to Paragraph 12), or as alternatives to, grants or rights under this Plan or an y other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. An Employee Award may provide for the grant or issuance of additional, replacement or alternative Employee Awards upon the occurrence of specified events. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, items referenced to in clause (v) below, and other comparable measurements of performance. All Awards in the form of Stock Options or SARs shall have a minimum vesting period of one year from the date of its grant; provided, however, that Awards in the form of Stock Options and SARs with respect to five percent (5%) of the Shares authorized for grant pursuant to the Plan may have a vesting period of less than one year.
(i)    Stock Option. An Employee Award may consist of a right to purchase a specified number of shares of Common Stock at a specified price that is not less than the greater of (i) the FMV of the Common Stock on the date of grant and (ii) the par value of the Common Stock on the date of grant. A Stock Option may be in the form of an ISO or a NQSO. The term of the Stock Option shall extend no more than 10 years after the date of grant. Stock Options may not include provisions that “reload” the Stock Option upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Stock Options awarded to Employees pursuant to this Plan, including the exercise price, the term of the Stock Options, the number of shares subject to the Stock Option and the date or dates upon which they become exercisable, shall be determined by the Committee.
(ii)    Stock Appreciation Right. An Employee Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the FMV or other specified valuation of a specified number of shares of Common Stock on the date the SAR is exercised over a specified strike price (which may be no less than the FMV of the Common Stock on the date of grant) as set forth in the applicable Award Agreement. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the date of grant. SARs m ay not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any SARs awarded to Employees pursuant to this Plan, including the exercise price, the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.
(iii)    Stock Award. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations set forth below.
(iv)    Cash Award. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.
(v)    Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations set forth below. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.
(A)    Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, or that are Stock Options or SARs, shall be based on achievement of such goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
(B)    Qualified Performance Awards. Performance Awards granted to Employees under the Plan that are intended to qualify as Qualified Performance Awards shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions or geographic regions of the Company, the Company as a whole, or, if desired by the Committee, by comparison to a peer group of companies, and shall include one or more of the following:
(i)    total revenue or any key component thereof;
(ii)    operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e. EBITDA); or net income;
(iii)    cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);
(iv)    earnings per share or earnings per share from continuing operations (basic or diluted); (v)    return on capital employed, return on invested capital, return on assets or net assets;
(v)    after-tax return on stockholders’ equity;
(vi)    economic value created;
(vii)    operating margins or operating expenses;
(viii)    value of the Common Stock or total return to stockholders;
(ix)    value of an investment in the Common Stock assuming the reinvestment of dividends;
(x)    strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, environmental goals, safety goals, asset utilization goals, ethics and compliance goals, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting (or action in writing without a meeting) in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. The Committee may provide in any such Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in FASB ASC Topic No. 360 and/or nonrecurring, unusual or special items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders, Form 10-K or Form 10-Q for the applicable period, (f) acquisitions or divestitures, (g) foreign exchange gains and losses and (h) settlement of hedging activities. The amount of cash or shares payable or vested pursuant to Awards that are intended to be Qualified Performance Awards may not be adjusted upward; provided, however, that the Committee may retain the discretion to adjust the amount of cash or shares payable or vested pursuant to such Qualified Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
(b)    Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:
(i)    no Participant may be granted, during any calendar year, Employee Awards consisting of Stock Options or Stock Appreciation Rights (including Stock Options and SARs that are granted as Performance Awards) that are exercisable for more than 2,500,000 shares of Common Stock;
(ii)    no Participant may be granted, during any calendar year, Employee Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 1,000,000 shares of Common Stock; and
(iii)    no Participant may be granted Employee Awards consisting of cash (including Cash Awards that are granted as Performance Awards) in respect of any calendar year having a value determined on the date of grant in excess of $5,000,000.
A Participant may be granted Awards in combination such that portions of the Award are subject to differing limitations set out in the clauses of this Paragraph 7(b), in which event each portion of the combination Award is subject only to a single appropriate limitation in clauses (i), (ii) or (iii). For example, if a Participant is granted a Performance Award that is in part a Stock Award and in part a Cash Award, then the Stock Award shall be subject only to the limitation in clause (ii) and the Cash Award shall be subject only to the limitation in clause (iii).
(c)    Subject to Paragraph 7(d), the Committee shall have the sole responsibility and authority to determine the type or types of Consultant Awards to be made under this Plan and the terms, conditions and limitations applicable to such Awards.
(d)    Stock Awards, other than those awards which are subject to specific grant limitations under the Plan, shall be in lieu of, and have a FMV on the date of grant equal to, other compensation that the Company would otherwise have awarded to the Participant.
8.    Director Awards.

(a)    The Board may grant Director Awards to Nonemployee Directors of the Company from time to time in accordance with this Paragraph 8. Director Awards may consist of those listed in Paragraph 7, with the exception of ISOs, and may be granted singly, in combination or in tandem. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Board in its sole discretion and, if required by the Board, shall be signed by the Participant to whom the Director Award is granted and signed for and on behalf of the Company.
(b)    No Participant may be granted, during any calendar year, Director Awards with a grant date fair value in excess of $500,000.
(c)    At the discretion of the Board, Director Awards may be settled by a cash payment in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Director Awards.
9.    Payment of Awards.
(a)    General. Payment of Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Committee shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restriction Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.
(b)    Deferral. With the approval of the Committee, amounts payable in respect of Awards may be deferred, either in the form of installments or a future lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or the Board. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.
(c)    Dividends, Earnings and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Committee may establish; provided, however, that no such dividends or dividend equivalents shall be paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals. Dividends or dividend equivalents awarded with respect to unvested Stock Awards will be accumulated and paid to the Participant at the time that such Stock Award vests, and will be forfeited in the event the underlying Stock Award is forfeited. The Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and dividend equivalents for deferred payment for Stock Awards. Dividends and/or dividend equivalents shall not be paid with respect to any Stock Options or SARs.
(d)    Substitution of Awards. Subject to Paragraphs 12 and 15, at the discretion of the Committee, a Participant who is an Employee or Consultant may be offered an election to substitute an Employee Award or Consultant Award for another Employee Award or Consultant Award or Employee Awards or Consultant Awards of the same or different type.
(e)    Cash-out of Awards. At the discretion of the Committee, an Award that is a Stock Option or Stock Appreciation Right may be settled by a cash payment equal to the difference between the FMV per share of Common Stock on the date of exercise and the exercise price of the Award, multiplied by the number of shares with respect to which the Award is exercised.
10.    Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award, including Restricted Stock, valued at FMV on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants who are Employees or Consultants to tender Common Stock or other Employee Awards or Consultant Awards to exercise a Stock Option as it deems appropriate. If permitted by the Committee, payment may be made by successive exercises by the Participant or by a net exercise or cashless exercise procedures. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. The Committee may adopt additional rules and procedures regarding the exercise of Stock Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 10. An optionee desiring to pay the exercise price of a Stock Option by tendering Common Stock using the method of attestation may, subject to any such conditions and in compliance with any such procedures as the Committee may adopt, do so by attesting to the ownership of Common Stock of the requisite value in which case the Company shall issue or otherwise deliver to the optionee upon such exercise a number of shares of Common Stock subject to the Stock Option equal to the result obtained by dividing (a) the excess of the aggregate FMV of the shares of Common Stock subject to the Stock Option for which the Stock Option (or portion thereof) is being exercised over the exercise price payable in respect of such exercise by (b) the FMV per share of Common Stock subject to the Stock Option, and the optionee may retain the shares of Common Stock the ownership of which is attested.
11.    Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that, unless otherwise determined by the Committee in response to a change in accounting rules, the number of shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the FMV when the tax withholding is required to be made, and, without the consent of the Committee, shares of Common Stock will not be withheld in excess of the maximum number of shares required to satisfy the Company’s withholding obligation.
12.    Change in Control. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Paragraph 12 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement, or as provided in an individual severance or employment agreement to which a Participant is a party.
(a)    Assumption of Awards. Upon a Change in Control, each then-outstanding Award may be adjusted or substituted in accordance with Paragraph 16 (subject to the limitations set forth therein) with an award that meets the criteria set forth in this Paragraph 12(a) (each, a “Replacement Award,” and each adjusted or substituted Award, a “Replaced Award”). An adjusted or substituted award meets the conditions of this Paragraph 12(a) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Stock Option, restricted stock for Restricted Stock, restricted stock unit for Restricted Stock Unit, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to United States federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Paragraph 12(a) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.
(b)    Failure to Assume Awards. In the event that a Participant does not receive a Replacement Award that meets the conditions set forth in Paragraph 12(a) with respect to any of his or her outstanding Awards upon a Change in Control, each such outstanding Award will become fully vested and exercisable (as applicable) and any restrictions applicable to such Award will lapse. For the avoidance of doubt, if all Awards hereunder are terminated without any Replacement Awards, then the Company or its successor in the Change in Control may terminate all Awards whose exercise price is less than or equal to the value per Share realized in connection with the Change in Control (without any consideration therefor).
(c)    Treatment of Performance Awards. Notwithstanding anything herein to the contrary, on the occurrence of a Change in Control, any Performance Award will be vested or paid based on the greater of: (i) the amount payable or vested pursuant to the Performance Award based on achievement of “target” performance under the relevant Performance

Goals, but pro-rated based on the number of days that have elapsed in the performance period between the date of grant and the date of the Change in Control or (ii) the amount payable or vested pursuant to the Performance Award based on the actual achievement of the associated Performance Goals, measured as of the date of the Change in Control.
(d)    Termination Following Change in Control. If, during the two year period following a Change in Control, a Participant terminates his or her employment for Good Reason, the Participant is involuntarily terminated for reasons other than for Cause, or the Participant’s employment terminates due to the Participant’s death or Disability, then (A) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions, and (B) all Stock Options and SARs held by the Participant immediately before such termination of employment that the Participant also held as of the date of the Change in Control or that constitute Replacement Awards will remain exercisable for not less than two years following such termination of employment or until the expiration of the stated term of such Stock Option or SAR, whichever period is shorter (provided, however, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).
13.    Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would materially and adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant’s consent and (ii) no amendment or alteration shall be effective prior to approval by the Company’s stockholders to the extent such approval is required by applicable legal requirements or applicable requirements of the securities exchange on which the Company’s Common Stock is listed. Notwithstanding anything herein to the contrary, except as expressly provided by the adjustment provisions of Paragraph 16, without the approval of the Company’s stockholders, Stock Options and SARs issued under the Plan will not be (i) repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted Stock Option or SAR or (ii) canceled in exchange for cash or other Awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs.
14.    Termination of Employment. Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either (i) not materially adverse to such Participant or (ii) consented to by such Participant. Unless otherwise provided by the Committee or a specific Award Agreement evidencing the Award, the following provisions shall apply in connection with a Participant’s termination of employment:
(a)    For Cause. Upon a termination of the Participant’s employment by the Company or an affiliate for Cause, the Award shall be automatically forfeited without any consideration.
(b)    Death or Disability. Upon a termination of the Participant’s employment due to death or Disability (unless the Committee determines that the death or Disability occurs as a result of conduct that constitutes Cause), the Award shall automatically vest or become exercisable, as applicable. Following such termination of employment, in the case of an Award in the form of a Stock Option or SAR, the Award shall remain exercisable until the earlier of (i) the date one year following the Participant’s termination of employment or (ii) the expiration of the original term of the Award.
(c)    Involuntary Termination Without Cause and Voluntary Terminations. Upon a termination of the Participant’s employment by the Company or an affiliate for reasons other than death, Disability or Cause or by the Participant for any reason, the Award shall cease to vest or become exercisable, as applicable, and any unvested or unexercisable portion of such Award shall be forfeited as of the date of such termination of employment. Following such termination of employment, in the case of an Award in the form of a Stock Option or SAR, the Award, if vested, shall remain exercisable to the extent exercisable as of the date of such termination of employment until the earlier of (i) the date 30 days following the Participant’s termination of employment or (ii) the expiration of the original term of the Award.
15.    Assignability. No Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, by beneficiary designation or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the event that a beneficiary designation conflicts with an assignment by will, the beneficiary designation will prevail. The Committee may prescribe and include in applicable Award Agreements or the terms of an Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 15 shall be null and void.

16.    Adjustments.
(a)    The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
(b)    In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Paragraph 4, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise price or other price in respect of such Awards, (iv) the appropriate FMV and other price determinations for such Awards, and (v) the Stock Based Awards Limitations shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (including cash dividends that the Committee determines are not in the ordinary course of business but excluding normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number of shares of Common Stock reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Paragraph 4, (ii) the number and kind of shares covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise price or other price in respect of such Awards, (iv) the appropriate FMV and other price determinations for such Awards, and (v) the Stock Based Awards Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.
(c)    In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the FMV of such Awards on the date of such event, which in the case of Stock Options or SARs shall be the excess (if any) of the FMV of Common Stock on such date over the exercise or strike price of such Award.
(d)    No adjustment or substitution pursuant to this Paragraph 16 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.
17.    Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.
18.    Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any benefit under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or terms of the Award, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
19.    Right to Continued Service or Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or other service relationship at any time, or confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company.
20.    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
21.    Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
22.    Effective Date and Term of Plan. The Plan will be submitted to the stockholders of the Company for approval at the 2016 annual meeting of the stockholders and, if approved, shall be effective as of the date of such approval. No Award shall be made under the Plan ten years or more after such approval. As of the date of stockholder approval of this Plan, no further awards shall be made under the Prior Plan, provided, however, that any and all outstanding awards granted under the Prior Plan shall continue to be outstanding and shall be subject to the appropriate terms of the Prior Plan under which such award was granted and as are in effect as of the date this Plan is effective.
23.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Company reserves the right, without the consent of any Participant, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Plan or any Award Agreement with retroactive effect.
24.    Section 409A.
(a)    Awards made under this Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.
(b)    Unless the Committee provides otherwise in an Award Agreement, each RSU (including a RSU that is a Performance Award) or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that a RSU (including a RSU that is a Performance Award) or Cash Award is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.
If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.